CFO Commentary on Fourth Quarter and Fiscal 2022 Results
Q4 Fiscal 2022 Summary

GAAP
($ in millions, except earnings per share)	Q4 FY22	Q3 FY22	Q4 FY21	Q/Q	Y/Y
Revenue	$7,643	$7,103	$5,003	Up 8%	Up 53%
Gross margin	65.4%	65.2%	63.1%	Up 20 bps	Up 230 bps
Operating expenses	$2,029	$1,960	$1,650	Up 4%	Up 23%
Operating income	$2,970	$2,671	$1,507	Up 11%	Up 97%
Net income	$3,003	$2,464	$1,457	Up 22%	Up 106%
Diluted earnings per share	$1.18	$0.97	$0.58	Up 22%	Up 103%

Non-GAAP
($ in millions, except earnings per share)	Q4 FY22	Q3 FY22	Q4 FY21	Q/Q	Y/Y
Revenue	$7,643	$7,103	$5,003	Up 8%	Up 53%
Gross margin	67.0%	67.0%	65.5%	--	Up 150 bps
Operating expenses	$1,447	$1,375	$1,187	Up 5%	Up 22%
Operating income	$3,677	$3,386	$2,089	Up 9%	Up 76%
Net income	$3,350	$2,973	$1,957	Up 13%	Up 71%
Diluted earnings per share	$1.32	$1.17	$0.78	Up 13%	Up 69%

Revenue by Reportable Segments
($ in millions)	Q4 FY22	Q3 FY22	Q4 FY21	Q/Q	Y/Y
Graphics	$4,418	$4,092	$3,056	Up 8%	Up 45%
Compute & Networking	3,225	3,011	1,947	Up 7%	Up 66%
Total	$7,643	$7,103	$5,003	Up 8%	Up 53%

Revenue by Market Platform
($ in millions)	Q4 FY22	Q3 FY22	Q4 FY21	Q/Q	Y/Y
Gaming	$3,420	$3,221	$2,495	Up 6%	Up 37%
Data Center	3,263	2,936	1,903	Up 11%	Up 71%
Professional Visualization	643	577	307	Up 11%	Up 109%
Automotive	125	135	145	Down 7%	Down 14%
OEM and Other	192	234	153	Down 18%	Up 25%
Total	$7,643	$7,103	$5,003	Up 8%	Up 53%

Fiscal 2022 Summary

GAAP
($ in millions, except earnings per share)	FY22	FY21	Y/Y
Revenue	$26,914	$16,675	Up 61%
Gross margin	64.9%	62.3%	Up 260 bps
Operating expenses	$7,434	$5,864	Up 27%
Operating income	$10,041	$4,532	Up 122%
Net income	$9,752	$4,332	Up 125%
Diluted earnings per share	$3.85	$1.73	Up 123%

Non-GAAP
($ in millions, except earnings per share)	FY22	FY21	Y/Y
Revenue	$26,914	$16,675	Up 61%
Gross margin	66.8%	65.6%	Up 120 bps
Operating expenses	$5,279	$4,144	Up 27%
Operating income	$12,690	$6,803	Up 87%
Net income	$11,259	$6,277	Up 79%
Diluted earnings per share	$4.44	$2.50	Up 78%

Revenue by Reportable Segments
($ in millions)	FY22	FY21	Y/Y
Graphics	$15,868	$9,834	Up 61%
Compute & Networking	11,046	6,841	Up 61%
Total	$26,914	$16,675	Up 61%

Revenue by Market Platform
($ in millions)	FY22	FY21	Y/Y
Gaming	$12,462	$7,759	Up 61%
Data Center	10,613	6,696	Up 58%
Professional Visualization	2,111	1,053	Up 100%
Automotive	566	536	Up 6%
OEM and Other	1,162	631	Up 84%
Total	$26,914	$16,675	Up 61%
We specialize in markets where our computing platforms can provide tremendous acceleration for applications. These platforms incorporate processors, interconnects, software, algorithms, systems, and services to deliver unique value. Our platforms address four large markets where our expertise is critical: Gaming, Data Center, Professional Visualization, and Automotive.
All per-share amounts presented herein have been adjusted to reflect our four-for-one stock split, which was effective July 2021.

Revenue
Revenue for the fourth quarter was a record $7.64 billion, up 53 percent from a year ago and up 8 percent sequentially. Fiscal-year revenue was a record $26.91 billion, up 61 percent. Record revenue was achieved in Gaming, Data Center, and Professional Visualization for both the quarter and fiscal year.
Gaming revenue was up 37 percent from a year ago and up 6 percent sequentially. Fiscal-year revenue was up 61 percent. The year-on-year increases for the quarter and fiscal year reflect higher sales of GeForce GPUs. We continue to benefit from strong demand for our NVIDIA Ampere architecture products. The sequential increase for the quarter from GeForce GPUs was partially offset by a seasonal decrease in game-console SOCs.
Our GPUs are capable of cryptocurrency mining, though we have limited visibility into how much this impacts our overall GPU demand. Volatility in the cryptocurrency market including changes in the prices of cryptocurrencies or method of verifying transactions, such as proof of work or proof of stake, can impact demand for our products and our ability to accurately estimate it. Nearly all desktop NVIDIA Ampere architecture GeForce GPU shipments are Lite Hash Rate to help direct GeForce GPUs to gamers.
Data Center revenue was up 71 percent from a year ago and up 11 percent sequentially. Fiscal-year revenue was up 58 percent. These increases were primarily driven by sales of NVIDIA Ampere architecture GPUs across both training and inference for cloud computing and AI workloads such as natural language processing and deep recommender models.
Professional Visualization revenue was up 109 percent from a year ago and up 11 percent sequentially. Fiscal-year revenue was up 100 percent. The increases were driven by the ramp of NVIDIA Ampere architecture products and strong demand for workstations as enterprises support hybrid work environments, as well as growth in workloads such as 3D design, AI and rendering.
Automotive revenue was down 14 percent from a year ago and down 7 percent sequentially. Fiscal-year revenue was up 6 percent. The year-on-year and sequential decreases for the quarter were due to the continued decline of legacy cockpit revenue, as well as automotive makers’ supply constraints, partially offset by the ramp of self-driving programs. The fiscal-year increase was due to self-driving and AI cockpit solutions offset by a decline in legacy cockpit revenue.
OEM and Other revenue was up 25 percent from a year ago and down 18 percent sequentially. Fiscal-year revenue was up 84 percent. Cryptocurrency Mining Processor (CMP) revenue was $24 million in the quarter, down from $105 million in the prior quarter, and was $550 million for the fiscal year. There was nominal CMP revenue in the prior year.
Gross Margin

Reconciliation of GAAP to Non-GAAP Gross Margin
($ in millions)	Q4 FY22	Q3 FY22	Q4 FY21	FY22	FY21
GAAP gross profit	$4,999	$4,631	$3,157	$17,475	$10,396
GAAP gross margin	65.4%	65.2%	63.1%	64.9%	62.3%
Acquisition-related and other costs	86	86	92	344	425
Stock-based compensation expense	39	44	26	141	88
IP-related costs	--	--	1	9	38
Non-GAAP gross profit	$5,124	$4,761	$3,276	$17,969	$10,947
Non-GAAP gross margin	67.0%	67.0%	65.5%	66.8%	65.6%

GAAP gross margin for the fourth quarter was up 230 basis points from a year earlier, primarily due to a higher-end mix within Gaming, as well as lower acquisition-related costs. Sequentially, GAAP gross margin was up 20 basis points due to favorable mix within Gaming, partially offset by less favorable product mix changes in Data Center. Non-GAAP gross margin was up 150 basis points from a year earlier and flat sequentially.
Fiscal-year GAAP gross margin was up 260 basis points from a year ago, driven by lower Mellanox acquisition-related charges, including a non-recurring inventory step-up charge of $161 million in fiscal 2021. Margins also benefited from a higher-end mix within Gaming, partially offset by a mix shift within Data Center. Fiscal-year non-GAAP gross margin was up 120 basis points from a year ago.
Expenses

Reconciliation of GAAP to Non-GAAP Operating Expenses
($ in millions)	Q4 FY22	Q3 FY22	Q4 FY21	FY22	FY21
GAAP operating expenses	$2,029	$1,960	$1,650	$7,434	$5,864
Stock-based compensation expense	(512)	(515)	(391)	(1,863)	(1,309)
Acquisition-related and other costs	(70)	(70)	(72)	(292)	(411)
Non-GAAP operating expenses	$1,447	$1,375	$1,187	$5,279	$4,144
GAAP operating expenses for the fourth quarter were up 23 percent from a year ago and up 4 percent sequentially. Fiscal-year GAAP operating expenses were up 27 percent from a year ago. These increases were primarily driven by stock-based compensation, compensation-related costs associated with employee growth and higher infrastructure costs.
Non-GAAP operating expenses were up 22 percent from a year ago and up 5 percent sequentially. Fiscal-year non-GAAP operating expenses were up 27 percent from a year ago.
Operating Income
GAAP operating income for the fourth quarter was a record $2.97 billion, up 97 percent from a year ago and up 11 percent sequentially. Non-GAAP operating income was $3.68 billion, up 76 percent from a year ago and up 9 percent sequentially. For the fiscal year, GAAP operating income was $10.04 billion and non-GAAP operating income was $12.69 billion.
Other Income & Expense and Income Tax

GAAP OI&E
($ in millions)	Q4 FY22	Q3 FY22	Q4 FY21	FY22	FY21
Interest income	$9	$7	$6	$29	$57
Interest expense	(61)	(62)	(53)	(236)	(184)
Gains (losses) from non-affiliated investments	(53)	20	9	99	--
Other	--	2	1	8	4
Total	($105)	($33)	($37)	($100)	($123)

Non-GAAP OI&E
($ in millions)	Q4 FY22	Q3 FY22	Q4 FY21	FY22	FY21
Interest income	$9	$7	$6	$29	$57
Interest expense	(61)	(61)	(52)	(233)	(181)
Other	--	2	1	8	4
Total	($52)	($52)	($45)	($196)	($120)
GAAP other income and expense (OI&E) includes interest income, interest expense, gains and losses from non-affiliated investments and other. Non-GAAP OI&E excludes the portion of interest expense from the amortization of the debt discount and the gains or losses from non-affiliated investments.
GAAP effective tax rate for the fourth quarter was a 4.8 percent benefit, primarily reflecting excess tax benefits related to stock-based compensation and a discrete benefit from a one-time foreign tax reduction on foreign earnings. GAAP effective tax rate for the fiscal year was 1.9 percent, also reflecting a discrete benefit from repatriating the economic rights of certain intellectual property. The non-GAAP effective tax rate for the fourth quarter was 7.6 percent and for the fiscal year was 9.9 percent.
Net Income and EPS
GAAP net income for the fourth quarter was a record $3.00 billion and for the fiscal year was a record $9.75 billion. GAAP earnings per diluted share for the fourth quarter were $1.18, up 103 percent from a year ago and up 22 percent sequentially. Fiscal-year GAAP earnings per diluted share were $3.85, up 123 percent from a year ago.
Non-GAAP net income for the fourth quarter was $3.35 billion and for the fiscal year was $11.26 billion. Non-GAAP earnings per diluted share for the fourth quarter were $1.32, up 69 percent from a year ago and up 13 percent sequentially. Fiscal-year non-GAAP earnings per diluted share were $4.44, up 78 percent from a year ago.
Balance Sheet and Cash Flow
Cash, cash equivalents and marketable securities were $21.21 billion, up from $11.56 billion a year ago and up from $19.30 billion a quarter ago. The year-on-year increase reflects free cash flow generation and $5.00 billion of debt issuance proceeds.
Accounts receivable was $4.65 billion compared with $2.43 billion a year ago and $3.95 billion a quarter ago. DSO was 55 days, up from 48 days a year ago and up from 51 days a quarter ago.
Inventory was $2.61 billion compared with $1.83 billion a year ago and $2.23 billion a quarter ago. Outstanding inventory purchase and long-term supply obligations were $9.00 billion, up from $2.54 billion a year ago and up from $6.90 billion a quarter ago, due to longer lead-times throughout the supply chain. Prepaid supply agreements were $1.84 billion, up from $1.63 billion a quarter ago. DSI was 90 days, down from 97 days a year ago and up from 82 days a quarter ago.
Cash flow from operating activities in the fourth quarter was a record $3.03 billion, up from $2.07 billion a year ago and up from $1.52 billion a quarter ago. Fiscal-year cash flow from operating activities was a record $9.11 billion, up from $5.82 billion a year ago. The year-on-year increase for the quarter primarily reflects higher operating income, partially offset by increases in accounts receivable. The sequential increase reflects reduced long-term supply payments and higher operating income. The fiscal-year increase reflects higher operating income, partially offset by increases in accounts receivable and long-term supply payments.
Free cash flow was $2.74 billion in the fourth quarter, up from $1.77 billion a year ago and up from $1.28 billion a quarter ago. Free cash flow for the fiscal year was $8.05 billion, up from $4.68 billion a year ago.

Depreciation and amortization expense was $309 million for the fourth quarter and $1.17 billion for the fiscal year, including amortization of intangible assets related to the Mellanox acquisition. Capital expenditures including principal payments on property and equipment were $294 million for the fourth quarter and $1.06 billion for the fiscal year.
We paid quarterly cash dividends of $100 million in the fourth quarter and $399 million in fiscal 2022.
Termination of the Arm Share Purchase Agreement
On February 8, 2022, NVIDIA and SoftBank Group Corp. (SoftBank) announced the termination of the Share Purchase Agreement whereby NVIDIA would have acquired Arm Limited from SoftBank. The parties agreed to terminate because of significant regulatory challenges preventing the consummation of the transaction. We intend to record in operating expenses a $1.36 billion charge (the Arm Write-off) in the first quarter of fiscal 2023 reflecting the write-off of the prepayment provided at signing in September 2020.
First Quarter of Fiscal 2023 Outlook
Our outlook for the first quarter of fiscal 2023 is as follows:
•Revenue is expected to be $8.10 billion, plus or minus 2 percent.
•GAAP and non-GAAP gross margins are expected to be 65.2 percent and 67.0 percent, respectively, plus or minus 50 basis points.
•GAAP operating expenses are expected to be $3.55 billion, including the Arm Write-off of $1.36 billion. Non-GAAP operating expenses are expected to be $1.60 billion.
•GAAP and non-GAAP other income and expense are both expected to be an expense of approximately $55 million, excluding gains and losses from non-affiliated investments.
•GAAP and non-GAAP tax rates are expected to be 11 percent and 13 percent, respectively, plus or minus 1 percent, excluding any discrete items.
•Capital expenditures are expected to be approximately $350 million to $400 million, including principal payments on property and equipment.
___________________________
For further information, contact:

Simona Jankowski	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
sjankowski@nvidia.com	rsherbin@nvidia.com
Non-GAAP Measures
To supplement NVIDIA’s condensed consolidated financial statements presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP other income (expense), net, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation expense, acquisition-related and other costs, IP-related costs, gains and losses from non-affiliated investments, interest expense related to amortization of debt discount, the associated tax impact of these items where applicable, domestication tax benefit, and foreign tax benefit. Free cash flow is calculated as GAAP net cash provided by operating activities less both purchases of property and equipment and intangible assets and principal payments on property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and the company’s non-GAAP measures may be different from non-GAAP measures used by other companies.
Certain statements in this CFO Commentary including, but not limited to, statements as to: our computing platforms providing tremendous acceleration for applications; our limited visibility into the impact cryptocurrency mining has on overall GPU demand; volatility in the cryptocurrency market impacting demand for our products and our ability to accurately estimate demand for our products; our efforts to help direct GeForce to gamers; strong demand for workstations as enterprises support hybrid work environments; our intention to record a charge in connection with the termination of the Share Purchase Agreement related to Arm Limited; our financial outlook for the first quarter of fiscal 2023; our expected tax rates for the first quarter of fiscal 2023; and our expected capital expenditures for the first quarter of fiscal 2023 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the most recent reports NVIDIA files with the Securities and Exchange Commission, or SEC, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
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© 2022 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, and GeForce are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries. Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	January 30,	October 31,	January 31,	January 30,	January 31,
	2022	2021	2021	2022	2021

GAAP gross profit	$4,999	$4,631	$3,157	$17,475	$10,396
GAAP gross margin	65.4%	65.2%	63.1%	64.9%	62.3%
Acquisition-related and other costs (A)	86	86	92	344	425
Stock-based compensation expense (B)	39	44	26	141	88
IP-related costs	—	—	1	9	38
Non-GAAP gross profit	$5,124	$4,761	$3,276	$17,969	$10,947
Non-GAAP gross margin	67.0%	67.0%	65.5%	66.8%	65.6%

GAAP operating expenses	$2,029	$1,960	$1,650	$7,434	$5,864
Stock-based compensation expense (B)	(512)	(515)	(391)	(1,863)	(1,309)
Acquisition-related and other costs (A)	(70)	(70)	(72)	(292)	(411)
Non-GAAP operating expenses	$1,447	$1,375	$1,187	$5,279	$4,144

GAAP income from operations	$2,970	$2,671	$1,507	$10,041	$4,532
Total impact of non-GAAP adjustments to income from operations	707	715	582	2,649	2,271
Non-GAAP income from operations	$3,677	$3,386	$2,089	$12,690	$6,803

GAAP other income (expense), net	$(105)	$(33)	$(37)	$(100)	$(123)
(Gains) losses from non-affiliated investments	53	(20)	(9)	(99)	—
Interest expense related to amortization of debt discount	—	1	1	3	3
Non-GAAP other income (expense), net	$(52)	$(52)	$(45)	$(196)	$(120)

GAAP net income	$3,003	$2,464	$1,457	$9,752	$4,332
Total pre-tax impact of non-GAAP adjustments	760	696	574	2,553	2,274
Income tax impact of non-GAAP adjustments (C)	(330)	(187)	(74)	(712)	(329)
Domestication tax adjustments	7	—	—	(244)	—
Foreign tax benefit	$(90)	$—	$—	$(90)	$—
Non-GAAP net income	$3,350	$2,973	$1,957	$11,259	$6,277

	Three Months Ended			Twelve Months Ended
	January 30,	October 31,	January 31,	January 30,	January 31,
	2022	2021	2021	2022	2021
Diluted net income per share (D)
GAAP	$1.18	$0.97	$0.58	$3.85	$1.73
Non-GAAP	$1.32	$1.17	$0.78	$4.44	$2.50

Weighted average shares used in diluted net income per share computation (D)	2,545	2,538	2,524	2,535	2,510

GAAP net cash provided by operating activities	$3,033	$1,519	$2,067	$9,108	$5,822
Purchases related to property and equipment and intangible assets	(273)	(221)	(283)	(976)	(1,128)
Principal payments on property and equipment	(21)	(22)	(17)	(83)	(17)
Free cash flow	$2,739	$1,276	$1,767	$8,049	$4,677

(A) Acquisition-related and other costs primarily include amortization of intangible assets, inventory step-up, transaction costs, and certain compensation charges presented as follows:
	Three Months Ended			Twelve Months Ended
	January 30,	October 31,	January 31,	January 30,	January 31,
	2022	2021	2021	2022	2021
Cost of revenue	$86	$86	$92	$344	$425
Research and development	$9	$7	$2	$19	$9
Sales, general and administrative	$61	$63	$70	$273	$402

(B) Stock-based compensation consists of the following:
	Three Months Ended			Twelve Months Ended
	January 30,	October 31,	January 31,	January 30,	January 31,
	2022	2021	2021	2022	2021
Cost of revenue	$39	$44	$26	$141	$88
Research and development	$362	$363	$266	$1,298	$860
Sales, general and administrative	$150	$152	$125	$565	$449

(C) Income tax impact of non-GAAP adjustments, including the recognition of excess tax benefits or deficiencies related to stock-based compensation under GAAP accounting standard (ASU 2016-09).

(D) Reflects a four-for-one stock split on July 19, 2021.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q1 FY2023 Outlook
($ in millions)
GAAP gross margin	65.2%
Impact of stock-based compensation expense and acquisition-related costs	1.8%
Non-GAAP gross margin	67.0%

GAAP operating expenses	$3,550
Arm write-off cost	(1,357)
Stock-based compensation expense and acquisition-related costs	(593)
Non-GAAP operating expenses	$1,600